Exhibit 99.1

Gaffney, Cline & Associates Limited Bentley Hall, Blacknest Alton, Hampshire GU34 4PU, UK Telephone: +44 (0)1420 525366 www.gaffney-cline.com Registered in England, number 1122740, at the above address CJF/KB/EE0212611/0522 15th March, 2012 Mr. Craig McKenzie, President and Chief Executive Officer, Toreador Resources Corporation, 5 rue Scribe, 75009 Paris, France. Dear Mr. McKenzie, UNITED STATES SECURITIES AND EXCHANGE COMMISSION COMPLIANT RESERVES FOR CERTAIN OF TOREADOR’S FRENCH OIL PRODUCING ASSETS AS AT 31ST DECEMBER, 2011 INTRODUCTION In accordance with your instructions, Gaffney, Cline & Associates Ltd (GCA) has carried out an audit of the oil and gas Reserves of certain Paris Basin assets owned by Toreador Resources Corporation (Toreador) as at 31st December, 2011. This audit has been carried out in accordance with the United States Securities and Exchange Commission (SEC) Rule 4-10 of the Securities Exchange Act of 1934, with due regard for the amendments to that Rule, which were introduced in 2009 for reserves reporting effective from 2010. Toreador operates three main producing assets namely, the Neocomian Field Complex, Charmottes (Triassic) and Charmottes (Dogger) and has 100% equity in all of these fields. The Neocomian fields are very mature with over 50 years of production and 350 wells have been drilled since discovery in 1958. The Charmottes fields were discovered in 1984, and over 16 wells have been drilled to or through the Dogger reservoir and 5 wells in the Triassic. The location of these fields is shown in Figure 0.1. Toreador provided to GCA a data set of technical information, including geological, geophysical and engineering data and reports, together with financial data and development plans. In carrying out this review GCA has relied on the accuracy and completeness of the information received from Toreador. Industry standard abbreviations are contained in the attached Glossary in Appendix I, some or all of which have been used in this report. The Proved (1P), Proved plus Probable (2P), and Proved plus Probable plus Possible (3P) Reserves are reported as Gross since Toreador is the 100% owner of the assets.

CJF/KB/EE0212611/0522 Toreador Resources Corporation 2 FIGURE 0.1 LOCATION OF TOREADOR FIELDS It should be noted that the reported Reserves and Resources volumes are based on professional engineering judgement and are subject to future revisions, upward or downward, as a result of future operations or as additional data become available. In accordance with Toreador’s instructions, GCA has estimated a Net Present Value (NPV) for each Reserve volume, as at an Effective Date of 31st December, 2011. In preparing this report, GCA has served as an independent advisor. GCA's employees have no direct or indirect holding in Toreador. GCA's remuneration was not in any way contingent on reported estimates. No representations are made herein in respect of property title or encumbrances thereon. This report has been prepared for Toreador for internal use and may not be appropriate for purposes other than those for which it was intended. The assets audited in the Paris Basin are all producing fields. On the basis of the technical and commercial information made available, GCA has conducted its audit of the 1P, 2P and 3P Reserves for these fields as of 31st December, 2011. Fields under development, and exploration prospects associated with the fields and developments have not been reviewed under this audit. The GCA estimates of the Gross Reserves are summarised in Table 0.1.

CJF/KB/EE0212611/0522
Toreador Resources Corporation

Gaffney, Cline & Associates

TABLE 0.1

SUMMARY OF GROSS RESERVES AS AT 31st DECEMBER, 2011

Field	Proved			2P Proved + Probable (MMBbl)	3P Proved + Probable + Possible (MMBbl)
	PDP (MMBbl)	PUD (MMBbl)	Total (MMBbl)		
Neocomian Complex	5.000	0.427	5.427	7.855	12.626
Charmottes Triassic	0.020	-	0.020	0.394	0.433
Charmottes Dogger	0.324	-	0.324	0.569	0.703
Total	**5.344**	**0.427**	**5.771**	**8.818**	**13.762**

Notes:

1. A flat Brent oil price of U.S.$111.02/bbl, which represents the 12 month prior average for Brent crude based on the oil price on the first day of each of the 12 months was used to establish the economic limit of each field.
2. Totals may not add up due to rounding.

The Net Present Values (NPVs) for Proved, Proved plus Probable and Proved plus Probable plus Possible Reserves are presented in Table 0.2 and the relevant cash flows are shown in Appendix II.

TABLE 0.2

SUMMARY OF DISCOUNTED POST TAX FUTURE NET CASH FLOWS BASED ON SEC RULES FOR OIL PRICE FOR PROVED, PROVED PLUS PROBABLE, AND PROVED PLUS PROBABLE PLUS POSSIBLE RESERVES AS AT 31ST DECEMBER, 2011

Field	NPV_{10} (U.S.$ MM)		
	Proved	Proved + Probable	Proved + Probable + Possible
Neocomian Complex	83.91	105.17	136.26
Charmottes	8.59	15.06	17.06
Total	**92.50**	**120.23**	**153.32**

The Reserves reported here are subject to an economic limit test (ELT). The Neocomian fields and the Charmottes accumulations have been analysed as single units with each of the parts being considered within the whole. The aggregated production profiles for the 1P, 2P and 3P cases for the Neocomian are shown in Figure 0.2, and those for the Charmottes in Figure 0.3 respectively.

3

CJF/KB/EE0212611/0522 Toreador Resources Corporation 4 FIGURE 0.2 NEOCOMIAN PRODUCTION PROFILES FIGURE 0.3 CHARMOTTES PRODUCTION PROFILES 0.00 0.05 0.10 0.15 0.20 0.25 0.30 0.35 2012 2014 2016 2018 2020 2022 2024 2026 2028 2030 2032 2034 2036 2038 2040 2042 2044 2046 2048 2050 2052 2054 2056 2058 2060 2062 2064 2066 2068 2070 Annual Oil Production / MMBbl Neocomian Proved Neocomian Probable Neocomian Possible 0.00 0.02 0.04 0.06 0.08 0.10 0.12 2012 2014 2016 2018 2020 2022 2024 2026 2028 2030 2032 2034 2036 2038 2040 2042 2044 2046 2048 2050 2052 2054 2056 2058 2060 Annual Oil Production / MMBbl Charmottes Proved Charmottes Probable Charmottes Possible

CJF/KB/EE0212611/0522 Toreador Resources Corporation 5 It should be noted that the estimated production profiles for these fields are relatively long and the level of uncertainty over production and operational performance will increase the further into the future the projections are made. DISCUSSION 1. BACKGROUND Toreador holds a 100% interest in Exploitation permits covering the Neocomian Complex, consisting of four oilfields, and the two Charmottes fields producing oil in the Paris Basin, France. The location of the fields is shown in Figure 0.1 and Figure 1.1. Exploration prospects exist in the locality but the Prospective Resources in these are not included in this audit. FIGURE 1.1 NEOCOMIAN FIELDS The Exploitation permit that covers the Neocomian Field expired in 2011 and the permit that covers the Charmottes Fields expires in 2013. These Exploitation permits can be normally be renewed for a period of 25 years. Although the French government has no obligation to renew the exploitation permits, it is understood that renewals have always been granted as long as the operator demonstrates continued financial and technical capabilities. Toreador received confirmation of the Chateaurenard and St. Firmin Concession renewals (i.e. those that cover the Neocomian Fields) on 3rd February, 2011. The effective date of the renewals is 1st February, 2011 and the concessions have been extended to 2036.

CJF/KB/EE0212611/0522 Toreador Resources Corporation 6 Toreador has advised that it applied for a renewal of the Charmottes concession in 2011 for a further 25 year term and the application is currently under review by the French authorities. GCA has accepted that this concession renewal will be granted and that the economic terms will not be altered. 1.1 Methodology and Data Availability Reserves have been estimated using a variety of tools including the investigation of a range of decline curve analyses (DCA) and full field simulation models. All of the results obtained have been reviewed by GCA to ensure that the appropriate methodologies and approaches have been used and that the results are sustainable. Toreador provided GCA with a dataset that included production databases (OFM), and a dynamic reservoir model (Eclipse). These data were supported by some presentations and reports, and commercial and economic information on the individual fields and assets. During the audit Toreador provided GCA with additional information and material to clarify and substantiate its analysis. 2. GEOLOGICAL SETTING The Paris Basin is France’s largest onshore sedimentary basin, and has been producing hydrocarbons from 1958 until the present. This saucer shaped mature intracratonic basin has a maximum thickness of 3,000 m at its centre and lies on a Y pattern basement fault system formed during the Variscan (Hercynian) orogeny. The basin first evolved due to Permo-Triassic extension, which caused rifting and subsidence of the basin. This transgressional period saw the deposition of organic-rich black shales, known as the Liassic shales. These shales were overlain by the Dogger Carbonates, followed by the Malm limestone. The Paris Basin emerged at the end of the Jurassic when tectonic subsidence ceased, giving way to uplift and erosion. During the Lower Cretaceous weak east-west compression arose due to the Austrian phase, continued sedimentation followed and the North-South faults were reactivated. In the Middle to Upper Cretaceous subsidence occurred causing the reactivation of the NW-SE Bray fault. This aided the maturation and expulsion of the hydrocarbons from the Liassic source rocks. Resulting from the depression, the sea returned depositing the Upper Cretaceous chalk. By the end of the Cretaceous there were low rates of tectonic subsidence occurring, and a second phase of North-South compression caused by the Pyrenean orogeny followed in the early Eocene. This created new E-W faults, inverted the existing E-W faults, caused wrenching of the NW-SE and NE-SW faults, and resulted in some uplift and erosion of the borders of the basin. More recently the Alpine orogenic cycle has caused NW-SE compression and uplift which resulted in the Paris basin taking its current shape. A sedimentological column is shown in Figure 1.2.

CJF/KB/EE0212611/0522 Toreador Resources Corporation 7 FIGURE 1.2 PARIS BASIN – SEDIMENTOLOGICAL COLUMN

CJF/KB/EE0212611/0522 Toreador Resources Corporation 8 3. NEOCOMIAN FIELDS The Neocomian Fields are very mature, with over 50 years of production. They consist of high porosity sandstone reservoirs, which were deposited at the end of the Jurassic Period after substantial erosion had occurred. The sands have proved to be of excellent reservoir quality, but are in channel systems and are very thin, and therefore yield only small fields. The main source rocks are the upper Liassic Toarcian marine shales, from which mature oil migrated to the Dogger carbonates before undergoing secondary migration to saturate the Neocomian sandstones during the Oligocene rift period. This asset consists of four oil fields with three sandstone reservoirs. Approximately 32.6 MMBbl has been produced from a mature water injection process involving over 350 wells drilled over 50 years of production. Current performance is around 760 bopd from approximately 80 wells with an average water-cut of 96%. A high quality OFM production database exists. The reservoirs are shallow (approx 600 m), the produced oil is under saturated and viscous (40 cP), and the reservoirs are highly permeable. The latest maps indicated higher volumes in some parts of the fields but decreased volumes in other parts, compared to previous mapping. However, the overall STOIIP in the accumulations remains broadly the same at 104.2 MMBbl. Toreador reports that it plans to review and update the mapping during 2012. For the evaluation of reserves for the Neocomian fields, a methodology which is based on performance has been used. Since the fields are very mature with high permeability, GCA has applied an aggregated DCA analysis of reservoirs and/or fields as more reliable than a sum of DCAs of individual wells. The most appropriate correlation period for performing decline analysis is from late 2000 to the end of the data set. In this period, the injection rate, production well count and water cut are all relatively constant. Using the earlier periods would be distorted by the effects of decreasing well count and changing total fluid rates of the reservoirs. As in previous years a complete DCA analysis was prepared as a log oil-cut versus cumulative oil production graph. GCA has also assumed that Toreador accesses 4 of the proposed PUD opportunities in 2013 for the low case, those PUDs are: Chateau R3, Chuelles R2, Chuelle R3 and Courtenay R3. For the mid and high cases, in addition to 4 PUDs another 2 PUDs were included in both 2015 and 2016. GCA has estimated 1P, 2P and 3P Reserves of the Neocomian complex as at 31st December, 2011 of 5.427 MMBbl, 7.855 MMBbl and 12.626 MMBbl respectively. The production profile predictions up to 2070 are shown in Figure 0.2. 4. CHARMOTTES FIELDS 4.1 Dogger The Dogger carbonate reservoirs are subdivided into the Bathonian Limestone and the Lower Callovian Limestone. The older carbonate, the Bathonian Limestone consists of both low energy lagoonal and high energy oolithic shelf facies. The oolithic carbonate platform protected the lagoon from marine influences. The younger Callovian carbonate platform deposits covered the Bathonian deposits, and consist of mostly oolithic facies representing more restricted lagoon carbonate deposits. The high energy environment resulted in the excellent reservoir properties. The main source rock for the Dogger play is the Liassic Toarcian marine shales. This type II source rock is currently in the oil window in the centre of the basin and is the principal source rock for oils in the Paris Basin. Primary migration of the oil occurred along

CJF/KB/EE0212611/0522 Toreador Resources Corporation 9 the faults and saturated the Dogger reservoir in the Eocene-Oligocene in the West of the basin, and during the Turonian-Maastrichtian in the East. This carbonate reservoir is located at approximately 1,700 m and is comprised of four layers with both matrix and fracture porosity/permeability. No pressure depletion is evident and the field’s production mechanism is an imbibition process whereby the matrix reservoir charges fractures connected to wellbores. A well cycling programme was initiated recently with good results. There are 6 active production wells currently producing a total of 82 bopd. Historic oil and water production data have been stored in an OFM database. The Dogger oil is under saturated with a bubble point pressure of 12 bars (reservoir pressure of 180 bars) and has a viscosity of 3 cP. Toreador’s current STOIIP estimate is 5.6 MMBbl and the gross reservoir thickness is estimated to be 30 m. GCA has reviewed Toreador’s in-place volumes and considers them to be reasonable. GCA reviewed Toreador’s analyses and used a DCA (hyperbolic curve) methodology for estimating reserves. GCA has thus estimated the Dogger 1P, 2P and 3P Reserves as at 31st December, 2011 as 0.324 MMBbl, 0.569 MMBbl, and 0.703 MMBbl respectively. Note that the ELT cut-off for Charmottes Dogger is 2043. 4.2 Triassic The Triassic Keuper Sandstones have three sub-divisions. The first is the Donnemarie Sandstone, which consists of bioturbated clays and represents a coastal plain environment. The formation is 60 m thick, 20 m of which is sandstone. The second sub-set of the Keuper is the Chaunoy Sandstone, which is located west of the Paris basin and is part of a braided fluvial system. The third is the Rheatic, which consists of both continental and marine sandstones, both of which underlie shaley deposits forming productive traps. These reservoirs are sealed by a 400 m thick Liassic shale. The source rocks feeding these reservoirs are the Lower to Middle Liassic marine shales, known as the Lotharingian and the Domerian. Both were deposited in a calm marine environment and are micaceous, with the Domerian containing macro- and micro-fossils. For these Liassic source rocks, maturation and lateral migration occurred during the Upper Cretaceous period. One development well (CHM 1) is currently producing via pump from a deeper (approximately 2,500 m) low permeability Donnemarie Triassic reservoir. The well produced at about 7 bopd with zero percent water-cut, throughout 2011. As at end of December, 2011 the well has produced 247 MBbl of oil and as a result the reservoir pressure has been considerably depleted. GCA has reviewed the production forecast for CMH 1 well, made by Toreador using DCA, and considers it as reasonable for a 1P case. For the 2P case GCA used its previous runs of the reservoir simulation model using the following assumptions: CMH 1 flow regime will be optimised by changing the pump; another well is sidetracked as a second producer and one well is converted to water injector. The 3P case assumes higher water injection pressures, which from the simulator yields 0.039 MMBbl of incremental recovery in comparison with the 2P case. GCA has estimated the 1P, 2P and 3P Reserves of the Charmottes Triassic as at 31st December, 2011 as 0.020 MMBbl, 0.394 MMBbl and 0.433 MMBbl respectively.

CJF/KB/EE0212611/0522
Toreador Resources Corporation
Gaffney, Cline & Associates

5. CAPEX AND OPEX

Toreador's CAPEX and OPEX estimates for its Paris Basin fields were reviewed by GCA. Some additional CAPEX was considered to be necessary in later years for the Neocomian complex as it was believed that, as given below, additional workovers and wells would be required in order meet the predicted production profiles.

For the Neocomian fields, GCA has assumed:

- In the 1P case, two PUD wells are drilled in 2012 and two in 2013 at a cost of U.S.$1.25 MM each;
- In the 2P and 3P cases, a further two PUD wells are drilled in both 2015 and 2016, again at a cost of U.S.$1.25 MM each;
- In all cases five other wells are drilled between 2013 and 2017, primarily
- Fifteen workovers are performed per year at a cost of U.S.$15 M each;
- From 2020 one well is re-drilled every three years, primarily to replace unserviceable wells, with an estimated cost of U.S.$1.25 MM per well;
- In the 2P and 3P cases some additional facilities are also installed between 2020 and 2022, primarily to replace and/or improve water injection handling capabilities at a cost of U.S.$6 MM.

The variable OPEX for the Neocomian was based on GCA's previous assumption to account for the fact that , as the wells get older and the volume of produced water increases, more maintenance and well workovers etc will be required in order to keep the wells productive.

For the Charmottes fields GCA has assumed:

- One workover (at a cost of U.S.$25 M) every two years and no additional re-drills,
- No further CAPEX is assumed in the 1P case,
- In the 2P and 3P cases, one sidetrack producer in the Triassic is added in 2014, and one well is converted to a water injector. The total cost is estimated at U.S.$3.5MM in 2014.

6. ECONOMIC LIMIT TEST & ECONOMIC EVALUATION

GCA constructed a cash flow model to calculate the Economic Limit for Reserves and Net Present Values for the Charmottes and Neocomian fields.

In performing this assessment, the following economic, commercial and fiscal assumptions have been made.

- The relevant elements of the fiscal regime in France are summarised in the table below:

French Fiscal Summary			
Royalty/Tax	Annual Production (MTon)	Rate (Pre-1980 Wells) (%)	Rate (Post-1980 Wells) (%)
Royalty	0-50	8	0
	50-100	20	6
	100-300	30	9
	> 300	30	12
Local Tax	€17.467/ton		

10

CJF/KB/EE0212611/0522 Toreador Resources Corporation 11 . Oil Price: A flat Brent oil price of U.S.$111.02/bbl, which represents the 12 month prior average for Brent crude based on the oil price on the first day of each of the 12 months. Adjustments to this price are made for each Field Group using the price differential to reflect the actual sales prices achievable due to crude quality differentials to Brent; . Neocomian and Charmottes crude oil are priced at discounts of U.S.$2.925/Bbl and U.S.$2.30/Bbl respectively to Brent; . CAPEX is unescalated and is based on Toreador’s plan for the period 2012-22. There was no detailed definition of the work, hence the review was only superficial, but the cost data appeared reasonable. In future years GCA has assumed some additional CAPEX and OPEX as described in Section 5; . Operating cost is unescalated and based on information provided by Toreador; . The exchange rate was assumed to be U.S.$1.3 per €; . Cash flow summaries are given in Appendix II. 7. QUALIFICATIONS GCA is an independent international energy advisory group of almost 50 years’ standing, whose expertise includes petroleum reservoir evaluation and economic analysis. The report is based on information compiled by professional Associates of GCA. 8. BASIS OF OPINION This assessment has been conducted within the context of GCA’s understanding of the effects of petroleum legislation, taxation, and other regulations that currently apply to these properties. However, GCA is not in a position to attest to property title, financial interest relationships or encumbrances thereon for any part of the appraised properties. The reported volumes are based on professional geological and engineering judgement and are subject to future revisions, upward or downward, as a result of future operations, or as new information becomes available. Yours sincerely GAFFNEY CLINE & ASSOCIATES Brian Rhodes Global Director – Corporate Advisory Services

CJF/KB/EE0212611/0522 Toreador Resources Corporation APPENDIX I Glossary

CJF/KB/EE0212611/0522 Toreador Resources Corporation GLOSSARY List of Standard Oil Industry Terms and Abbreviations ABEX Abandonment Expenditure ACQ Annual Contract Quantity oAPI Degrees API (American Petroleum Institute) AAPG American Association of Petroleum Geologists AVO Amplitude versus Offset A$ Australian Dollars B Billion (109) Bbl Barrels /Bbl per barrel BBbl Billion Barrels BHA Bottom Hole Assembly BHC Bottom Hole Compensated Bscf or Bcf Billion standard cubic feet Bscfd or Bcfd Billion standard cubic feet per day Bm3 Billion cubic metres bcpd Barrels of condensate per day BHP Bottom Hole Pressure blpd Barrels of liquid per day bpd Barrels per day boe Barrels of oil equivalent @ xxx mcf/Bbl boepd Barrels of oil equivalent per day @ xxx mcf/Bbl BOP Blow Out Preventer bopd Barrels oil per day bwpd Barrels of water per day BS&W Bottom sediment and water BTU British Thermal Units bwpd Barrels water per day CBM Coal Bed Methane CO2 Carbon Dioxide CAPEX Capital Expenditure CCGT Combined Cycle Gas Turbine cm centimetres CMM Coal Mine Methane CNG Compressed Natural Gas Cp Centipoise (a measure of viscosity) CSG Coal Seam Gas CT Corporation Tax DCQ Daily Contract Quantity Deg C Degrees Celsius Deg F Degrees Fahrenheit DHI Direct Hydrocarbon Indicator DST Drill Stem Test DWT Dead-weight ton E&A Exploration & Appraisal E&P Exploration and Production EBIT Earnings before Interest and Tax EBITDA Earnings before interest, tax, depreciation and amortisation EI Entitlement Interest EIA Environmental Impact Assessment EMV Expected Monetary Value EOR Enhanced Oil Recovery EUR Estimated Ultimate Recovery FDP Field Development Plan FEED Front End Engineering and Design FPSO Floating Production, Storage and Offloading FSO Floating Storage and Offloading ft Foot/feet Fx Foreign Exchange Rate g gram g/cc grams per cubic centimetre gal gallon gal/d gallons per day G&A General and Administrative costs GBP Pounds Sterling GDT Gas Down to

CJF/KB/EE0212611/0522 Toreador Resources Corporation GIIP Gas initially in place GJ Gigajoules (one billion Joules) GOR Gas Oil Ratio GTL Gas to Liquids GWC Gas water contact HDT Hydrocarbons Down to HSE Health, Safety and Environment HSFO High Sulphur Fuel Oil HUT Hydrocarbons up to H2S Hydrogen Sulphide IOR Improved Oil Recovery IPP Independent Power Producer IRR Internal Rate of Return J Joule (Metric measurement of energy) I kilojoule = 0.9478 BTU) k Permeability KB Kelly Bushing KJ Kilojoules (one Thousand Joules) kl Kilolitres km Kilometres km2 Square kilometres kPa Thousands of Pascals (measurement of pressure) KW Kilowatt KWh Kilowatt hour LKG Lowest Known Gas LKH Lowest Known Hydrocarbons LKO Lowest Known Oil LNG Liquefied Natural Gas LoF Life of Field LPG Liquefied Petroleum Gas LTI Lost Time Injury LWD Logging while drilling m Metres M Thousand m3 Cubic metres Mcf or Mscf Thousand standard cubic feet MCM Management Committee Meeting MMcf or MMscf Million standard cubic feet m3d Cubic metres per day mD Measure of Permeability in millidarcies MD Measured Depth MDT Modular Dynamic Tester Mean Arithmetic average of a set of numbers Median Middle value in a set of values MFT Multi Formation Tester mg/l milligrams per litre MJ Megajoules (One Million Joules) Mm3 Thousand Cubic metres Mm3d Thousand Cubic metres per day MM Million MMBbl Millions of barrels MMBTU Millions of British Thermal Units Mode Value that exists most frequently in a set of values = most likely Mscfd Thousand standard cubic feet per day MMscfd Million standard cubic feet per day MW Megawatt MWD Measuring While Drilling MWh Megawatt hour mya Million years ago NGL Natural Gas Liquids N2 Nitrogen NPV Net Present Value OBM Oil Based Mud OCM Operating Committee Meeting ODT Oil down to OPEX Operating Expenditure OWC Oil Water Contact p.a. Per annum Pa Pascals (metric measurement of pressure) P&A Plugged and Abandoned PDP Proved Developed Producing

CJF/KB/EE0212611/0522
Toreador Resources Corporation

PI	Productivity Index
PJ	Petajoules (10^{15} Joules)
PSDM	Post Stack Depth Migration
psi	Pounds per square inch
psia	Pounds per square inch absolute
psig	Pounds per square inch gauge
PUD	Proved Undeveloped
PVT	Pressure volume temperature
P10	10% Probability
P50	50% Probability
P90	90% Probability
Rf	Recovery factor
RFT	Repeat Formation Tester
RT	Rotary Table
R_w	Resistivity of water
SCAL	Special core analysis
cf or scf	Standard Cubic Feet
cfd or scfd	Standard Cubic Feet per day
scf/ton	Standard cubic foot per ton
SL	Straight line (for depreciation)
s_o	Oil Saturation
SPE	Society of Petroleum Engineers
SPEE	Society of Petroleum Evaluation Engineers
ss	Subsea
stb	Stock tank barrel
STOIIP	Stock tank oil initially in place
s_w	Water Saturation
T	Tonnes
TD	Total Depth
Te	Tonnes equivalent
THP	Tubing Head Pressure
TJ	Terajoules (10^{12} Joules)
Tscf or Tcf	Trillion standard cubic feet
TCM	Technical Committee Meeting
TOC	Total Organic Carbon
TOP	Take or Pay
Tpd	Tonnes per day
TVD	True Vertical Depth
TVDss	True Vertical Depth Subsea
USGS	United States Geological Survey
US$	United States Dollar
VSP	Vertical Seismic Profiling
WC	Water Cut
WI	Working Interest
WPC	World Petroleum Council
WTI	West Texas Intermediate
wt%	Weight percent
1H05	First half (6 months) of 2005 (example of date)
2Q06	Second quarter (3 months) of 2006 (example of date)
2D	Two dimensional
3D	Three dimensional
4D	Four dimensional
1P	Proved Reserves
2P	Proved plus Probable Reserves
3P	Proved plus Probable plus Possible Reserves
%	Percentage

CJF/KB/EE0212611/0522 Toreador Resources Corporation APPENDIX II ELT Profiles for the Neocomian and Charmottes Fields

CJF/KB/EE0212611/0522
Toreador Resources Corporation

Gaffney, Cline & Associates

France
Gross Field (100%) Working Interest Cashflow Analysis
Unescalated Prices & Costs

Nominal Net Present Values as at 01-Jan-12 (US$ MM)		
Disc Rate	Pre-Tax	Post-Tax
0.0%	332.10	220.29
10.0%	127.75	83.91

Field:	Neocommian
Case:	1P

Period Beginning	Developed		Undeveloped		Field Revenue	Royalty	Net Revenue	Capital Costs	Operating Costs	Pre Tax NCF	Corporate Tax	Post Tax NCF
	Production MMB	Price US$/Bbl	Production MMB	Price US$/Bbl	US$ MM	US$ MM	US$ MM	US$ MM	US$ MM	US$ MM	US$ MM	US$ MM
Jan-12	0.264	108.09	0.011	108.09	29.74	1.90	27.84	2.50	4.67	20.67	7.64	13.03
Jan-13	0.237	108.09	0.022	108.09	28.08	1.75	26.33	2.50	4.08	19.75	7.25	12.50
Jan-14	0.217	108.09	0.021	108.09	25.71	1.60	24.11		3.85	20.26	6.59	13.67
Jan-15	0.199	108.09	0.020	108.09	23.70	1.47	22.22	3.75	3.65	14.82	5.90	8.92
Jan-16	0.184	108.09	0.019	108.09	21.97	1.36	20.61	1.25	3.48	15.88	5.38	10.50
Jan-17	0.171	108.09	0.018	108.09	20.48	1.27	19.21	2.50	5.34	11.37	4.21	7.16
Jan-18	0.160	108.09	0.017	108.09	19.17	1.19	17.98		5.09	12.90	3.88	9.02
Jan-19	0.150	108.09	0.016	108.09	18.02	1.12	16.90		4.86	12.04	3.60	8.45
Jan-20	0.142	108.09	0.016	108.09	16.99	1.05	15.94	1.25	4.66	10.03	3.30	6.73
Jan-21	0.134	108.09	0.015	108.09	16.07	1.00	15.08		4.48	10.60	3.07	7.52
Jan-22	0.127	108.09	0.014	108.09	15.24	0.94	14.30		4.31	9.98	2.95	7.03
Jan-23	0.121	108.09	0.013	108.09	14.49	0.90	13.59		4.17	9.42	2.85	6.57
Jan-24	0.115	108.09	0.013	108.09	13.80	0.85	12.95	1.25	4.03	7.67	2.64	5.03
Jan-25	0.110	108.09	0.012	108.09	13.18	0.82	12.36		3.91	8.45	2.61	5.84
Jan-26	0.105	108.09	0.011	108.09	12.60	0.78	11.82		3.80	8.02	2.51	5.52
Jan-27	0.101	108.09	0.011	108.09	12.07	0.75	11.32	1.25	3.69	6.38	2.42	3.96
Jan-28	0.097	108.09	0.010	108.09	11.58	0.72	10.86		3.60	7.26	2.30	4.97
Jan-29	0.093	108.09	0.010	108.09	11.12	0.69	10.43		3.51	6.93	2.18	4.74
Jan-30	0.090	108.09	0.009	108.09	10.70	0.66	10.04	1.25	3.42	5.36	2.08	3.28
Jan-31	0.087	108.09	0.009	108.09	10.31	0.64	9.67		3.35	6.32	1.98	4.34
Jan-32	0.084	108.09	0.008	108.09	9.94	0.62	9.32		3.27	6.05	1.89	4.16
Jan-33	0.081	108.09	0.008	108.09	9.60	0.60	9.00	1.25	3.21	4.54	1.76	2.78
Jan-34	0.078	108.09	0.008	108.09	9.27	0.58	8.70		3.14	5.55	1.73	3.83
Jan-35	0.076	108.09	0.007	108.09	8.97	0.56	8.41		3.08	5.33	1.65	3.68
Jan-36	0.074	108.09	0.007	108.09	8.68	0.54	8.14	1.25	3.03	3.86	1.54	2.33
Jan-37	0.071	108.09	0.006	108.09	8.42	0.53	7.89		2.98	4.91	1.51	3.40
Jan-38	0.069	108.09	0.006	108.09	8.16	0.51	7.65		2.93	4.72	1.45	3.27
Jan-39	0.067	108.09	0.006	108.09	7.92	0.50	7.42	1.25	2.88	3.30	1.35	1.95
Jan-40	0.066	108.09	0.005	108.09	7.69	0.48	7.21		2.83	4.38	1.33	3.04
Jan-41	0.064	108.09	0.005	108.09	7.48	0.47	7.01		2.79	4.22	1.28	2.94
Jan-42	0.062	108.09	0.005	108.09	7.27	0.46	6.82	1.25	2.75	2.81	1.19	1.63
Jan-43	0.061	108.09	0.005	108.09	7.08	0.45	6.63		2.71	3.92	1.18	2.74
Jan-44	0.059	108.09	0.004	108.09	6.89	0.43	6.46		2.68	3.78	1.14	2.65
Jan-45	0.058	108.09	0.004	108.09	6.72	0.42	6.29	1.25	2.64	2.40	1.05	1.35
Jan-46	0.057	108.09	0.004	108.09	6.55	0.41	6.14		2.61	3.53	1.05	2.48
Jan-47	0.055	108.09	0.004	108.09	6.39	0.40	5.99		2.58	3.41	1.01	2.40
Jan-48	0.054	108.09	0.004	108.09	6.24	0.39	5.84	1.25	2.55	2.04	0.93	1.11
Jan-49	0.053	108.09	0.003	108.09	6.09	0.39	5.70		2.52	3.19	0.94	2.25
Jan-50	0.052	108.09	0.003	108.09	5.95	0.38	5.57		2.49	3.08	0.90	2.18
Totals (2012-2050):	4.145	MMBbl	0.392	MMBbl	490.33	30.59	459.74	25.00	135.60	299.14	100.20	198.94
Totals (>2050):	0.856	MMBbl	0.034	MMBbl	96.23	6.17	90.06	8.75	48.35	32.96	11.61	21.35

CJF/KB/EE0212611/0522
Toreador Resources Corporation

Gaffney, Cline & Associates

France
Gross Field (100%) Working Interest Cashflow Analysis
Unescalated Prices & Costs

Field:	Neocommian
Case:	2P

Nominal Net Present Values as at 01-Jan-12 (US$ MM)		
Disc Rate	Pre-Tax	Post-Tax
0.0%	520.19	345.68
10.0%	160.78	105.17

Period Beginning	Developed		Undeveloped		Field	Royalty	Net	Capital	Operating	Pre Tax	Corporate	Post Tax
	Production MMB	Price US$/Bbl	Production MMB	Price US$/Bbl	Revenue US$ MM	US$ MM	Revenue US$ MM	Costs US$ MM	Costs US$ MM	NCF US$ MM	Tax US$ MM	NCF US$ MM
Jan-12	0.271	108.09	0.011	108.09	30.52	1.95	28.56	2.50	4.67	21.39	7.88	13.51
Jan-13	0.256	108.09	0.022	108.09	30.04	1.88	28.16	2.50	4.27	21.39	7.80	13.59
Jan-14	0.242	108.09	0.033	108.09	29.71	1.82	27.90	2.50	4.24	21.16	7.63	13.52
Jan-15	0.230	108.09	0.043	108.09	29.47	1.76	27.71	6.25	4.22	17.24	7.37	9.87
Jan-16	0.219	108.09	0.040	108.09	28.06	1.68	26.38	2.50	4.08	19.80	6.89	12.91
Jan-17	0.209	108.09	0.038	108.09	26.76	1.60	25.16	2.50	6.57	16.08	5.57	10.52
Jan-18	0.200	108.09	0.036	108.09	25.57	1.53	24.04		6.34	17.70	5.27	12.42
Jan-19	0.192	108.09	0.035	108.09	24.47	1.47	23.01		6.13	16.88	5.00	11.88
Jan-20	0.184	108.09	0.033	108.09	23.46	1.41	22.05	3.25	5.93	12.87	4.64	8.23
Jan-21	0.177	108.09	0.031	108.09	22.51	1.35	21.16	2.00	5.74	13.42	4.34	9.08
Jan-22	0.171	108.09	0.030	108.09	21.64	1.30	20.33	2.00	5.57	12.76	4.14	8.63
Jan-23	0.165	108.09	0.028	108.09	20.82	1.25	19.56		5.41	14.15	4.02	10.14
Jan-24	0.159	108.09	0.027	108.09	20.05	1.21	18.84	1.25	5.26	12.33	3.87	8.46
Jan-25	0.154	108.09	0.025	108.09	19.33	1.17	18.17		5.12	13.05	3.90	9.15
Jan-26	0.149	108.09	0.024	108.09	18.66	1.13	17.53		4.98	12.55	3.82	8.73
Jan-27	0.144	108.09	0.023	108.09	18.03	1.09	16.94	1.25	4.86	10.82	3.70	7.13
Jan-28	0.140	108.09	0.022	108.09	17.43	1.06	16.37		4.74	11.63	3.55	8.08
Jan-29	0.136	108.09	0.021	108.09	16.87	1.03	15.85		4.63	11.21	3.41	7.80
Jan-30	0.132	108.09	0.019	108.09	16.34	0.99	15.35	1.25	4.53	9.57	3.35	6.22
Jan-31	0.128	108.09	0.019	108.09	15.84	0.97	14.87		4.43	10.44	3.29	7.15
Jan-32	0.125	108.09	0.018	108.09	15.36	0.94	14.42		4.34	10.09	3.24	6.85
Jan-33	0.121	108.09	0.017	108.09	14.91	0.91	14.00	1.25	4.25	8.50	3.08	5.42
Jan-34	0.118	108.09	0.016	108.09	14.49	0.89	13.60		4.17	9.43	3.02	6.41
Jan-35	0.115	108.09	0.015	108.09	14.08	0.86	13.22		4.09	9.13	2.92	6.21
Jan-36	0.112	108.09	0.014	108.09	13.69	0.84	12.85	1.25	4.01	7.59	2.78	4.81
Jan-37	0.110	108.09	0.014	108.09	13.33	0.82	12.51		3.94	8.57	2.73	5.84
Jan-38	0.107	108.09	0.013	108.09	12.98	0.80	12.18		3.87	8.31	2.64	5.66
Jan-39	0.105	108.09	0.012	108.09	12.64	0.78	11.86	1.25	3.80	6.81	2.52	4.29
Jan-40	0.102	108.09	0.012	108.09	12.32	0.76	11.56		3.74	7.82	2.48	5.34
Jan-41	0.100	108.09	0.011	108.09	12.02	0.74	11.28		3.68	7.59	2.41	5.19
Jan-42	0.098	108.09	0.010	108.09	11.73	0.73	11.00	1.25	3.63	6.13	2.29	3.83
Jan-43	0.096	108.09	0.010	108.09	11.45	0.71	10.74		3.57	7.17	2.26	4.91
Jan-44	0.094	108.09	0.009	108.09	11.19	0.70	10.49		3.52	6.97	2.20	4.77
Jan-45	0.092	108.09	0.009	108.09	10.93	0.68	10.25	1.25	3.47	5.53	2.09	3.44
Jan-46	0.090	108.09	0.008	108.09	10.69	0.67	10.02		3.42	6.60	2.07	4.52
Jan-47	0.089	108.09	0.008	108.09	10.45	0.65	9.80		3.38	6.42	2.02	4.41
Jan-48	0.087	108.09	0.008	108.09	10.23	0.64	9.59	1.25	3.33	5.01	1.92	3.09
Jan-49	0.085	108.09	0.007	108.09	10.01	0.63	9.38		3.29	6.10	1.91	4.19
Jan-50	0.084	108.09	0.007	108.09	9.80	0.62	9.19		3.25	5.94	1.88	4.09
Totals (2012-2050):	5.587	MMBbl	0.777	MMBbl	687.89	42.03	645.86	37.25	172.45	436.16	145.87	290.29
Totals (>2050):	1.419	MMBbl	0.072	MMBbl	161.16	10.27	150.88	8.75	58.11	84.02	28.63	55.39

CJF/KB/EE0212611/0522
Toreador Resources Corporation

Gaffney, Cline & Associates

France
Gross Field (100%) Working Interest Cashflow Analysis
Unescalated Prices & Costs

Field:	Neocommian
Case:	3P

Nominal Net Present Values as at 01-Jan-12 (US$ MM)		
Disc Rate	Pre-Tax	Post-Tax
0.0%	902.42	600.52
10.0%	207.41	136.26

Period Beginning	Developed		Undeveloped		Field	Royalty	Net	Capital	Operating	Pre Tax	Corporate	Post Tax
	Production MMB	Price US$/Bbl	Production MMB	Price US$/Bbl	Revenue US$ MM	US$ MM	Revenue US$ MM	Costs US$ MM	Costs US$ MM	NCF US$ MM	Tax US$ MM	NCF US$ MM
Jan-12	0.277	108.09	0.011	108.09	31.19	2.00	29.19	2.50	4.67	22.02	8.09	13.93
Jan-13	0.273	108.09	0.022	108.09	31.92	2.00	29.92	2.50	4.46	22.96	8.32	14.64
Jan-14	0.269	108.09	0.033	108.09	32.61	2.01	30.60	2.50	4.52	23.58	8.44	15.14
Jan-15	0.265	108.09	0.043	108.09	33.25	2.01	31.24	6.25	4.59	20.41	8.43	11.98
Jan-16	0.261	108.09	0.040	108.09	32.62	1.98	30.64	2.50	4.52	23.61	8.16	15.45
Jan-17	0.258	108.09	0.038	108.09	32.00	1.95	30.05	2.50	7.60	19.95	6.86	13.09
Jan-18	0.254	108.09	0.036	108.09	31.41	1.92	29.49		7.49	22.01	6.71	15.30
Jan-19	0.251	108.09	0.035	108.09	30.84	1.89	28.95		7.37	21.58	6.57	15.01
Jan-20	0.247	108.09	0.033	108.09	30.28	1.86	28.43	3.25	7.26	17.91	6.32	11.59
Jan-21	0.244	108.09	0.031	108.09	29.75	1.83	27.92	2.00	7.16	18.76	6.12	12.64
Jan-22	0.241	108.09	0.030	108.09	29.24	1.80	27.44	2.00	7.06	18.38	6.01	12.37
Jan-23	0.238	108.09	0.028	108.09	28.74	1.77	26.97		6.96	20.01	5.97	14.04
Jan-24	0.235	108.09	0.027	108.09	28.26	1.75	26.51	1.25	6.87	18.40	5.89	12.51
Jan-25	0.232	108.09	0.025	108.09	27.80	1.72	26.07		6.78	19.30	5.98	13.32
Jan-26	0.229	108.09	0.024	108.09	27.35	1.70	25.65		6.69	18.96	5.95	13.01
Jan-27	0.226	108.09	0.023	108.09	26.91	1.67	25.24	1.25	6.60	17.39	5.89	11.50
Jan-28	0.223	108.09	0.022	108.09	26.49	1.65	24.84		6.52	18.32	5.78	12.54
Jan-29	0.221	108.09	0.021	108.09	26.09	1.63	24.46		6.44	18.02	5.68	12.34
Jan-30	0.218	108.09	0.019	108.09	25.69	1.61	24.09	1.25	6.36	16.47	5.65	10.82
Jan-31	0.216	108.09	0.019	108.09	25.31	1.59	23.73		6.29	17.44	5.62	11.82
Jan-32	0.213	108.09	0.018	108.09	24.94	1.57	23.38		6.22	17.16	5.59	11.56
Jan-33	0.211	108.09	0.017	108.09	24.58	1.55	23.04	1.25	6.15	15.64	5.46	10.18
Jan-34	0.208	108.09	0.016	108.09	24.23	1.53	22.71		6.08	16.63	5.42	11.21
Jan-35	0.206	108.09	0.015	108.09	23.90	1.51	22.39		6.01	16.38	5.33	11.04
Jan-36	0.204	108.09	0.014	108.09	23.57	1.49	22.08	1.25	5.95	14.88	5.21	9.67
Jan-37	0.202	108.09	0.014	108.09	23.25	1.47	21.78		5.89	15.90	5.17	10.72
Jan-38	0.199	108.09	0.013	108.09	22.94	1.45	21.49		5.82	15.66	5.10	10.57
Jan-39	0.197	108.09	0.012	108.09	22.64	1.44	21.21	1.25	5.77	14.19	4.98	9.21
Jan-40	0.195	108.09	0.012	108.09	22.35	1.42	20.93		5.71	15.22	4.95	10.27
Jan-41	0.193	108.09	0.011	108.09	22.07	1.40	20.66		5.65	15.01	4.88	10.13
Jan-42	0.191	108.09	0.010	108.09	21.79	1.39	20.40	1.25	5.60	13.55	4.77	8.79
Jan-43	0.189	108.09	0.010	108.09	21.52	1.37	20.15		5.55	14.60	4.74	9.86
Jan-44	0.187	108.09	0.009	108.09	21.26	1.36	19.90		5.49	14.41	4.68	9.73
Jan-45	0.185	108.09	0.009	108.09	21.01	1.34	19.66	1.25	5.44	12.97	4.57	8.40
Jan-46	0.184	108.09	0.008	108.09	20.76	1.33	19.43		5.40	14.03	4.55	9.48
Jan-47	0.182	108.09	0.008	108.09	20.52	1.31	19.20		5.35	13.85	4.49	9.36
Jan-48	0.180	108.09	0.008	108.09	20.28	1.30	18.98	1.25	5.30	12.43	4.39	8.04
Jan-49	0.178	108.09	0.007	108.09	20.05	1.29	18.77		5.26	13.51	4.38	9.13
Jan-50	0.177	108.09	0.007	108.09	19.83	1.27	18.56		5.21	13.34	4.32	9.02
Totals (2012-2050):	8.560	MMBbl	0.777	MMBbl	1,009.24	63.08	946.16	37.25	234.06	674.85	225.43	449.43
Totals (>2050):	3.217	MMBbl	0.072	MMBbl	355.55	23.01	332.55	8.75	96.24	227.56	76.47	151.09

CJF/KB/EE0212611/0522
Toreador Resources Corporation

Gaffney, Cline & Associates

France
Gross Field (100%) Working Interest Cashflow Analysis
Unescalated Prices & Costs

Field:	Charmottes
Case:	1P

Nominal Net Present Values as at 01-Jan-12 (US$ MM)		
Disc Rate	Pre-Tax	Post-Tax
0.0%	24.52	16.35
10.0%	12.89	8.59

Period Beginning	Triassic Production MMB	Triassic Price US$/Bbl	Dogger Production MMB	Dogger Price US$/Bbl	Field Revenue US$ MM	Royalty US$ MM	Net Revenue US$ MM	Capital Costs US$ MM	Operating Costs US$ MM	Pre Tax NCF US$ MM	Corporate Tax US$ MM	Post Tax NCF US$ MM
Jan-12	0.002	108.72	0.027	108.72	3.21	0.09	3.11		0.66	2.46	0.82	1.64
Jan-13	0.002	108.72	0.024	108.72	2.90	0.08	2.81		0.59	2.22	0.74	1.48
Jan-14	0.002	108.72	0.022	108.72	2.57	0.08	2.49		0.57	1.92	0.64	1.28
Jan-15	0.002	108.72	0.019	108.72	2.31	0.07	2.24		0.51	1.73	0.58	1.15
Jan-16	0.002	108.72	0.018	108.72	2.09	0.06	2.03		0.51	1.53	0.51	1.02
Jan-17	0.002	108.72	0.016	108.72	1.92	0.06	1.86		0.46	1.40	0.47	0.94
Jan-18	0.001	108.72	0.015	108.72	1.76	0.05	1.71		0.46	1.25	0.42	0.83
Jan-19	0.001	108.72	0.014	108.72	1.63	0.05	1.58		0.42	1.16	0.39	0.78
Jan-20	0.001	108.72	0.013	108.72	1.52	0.04	1.47		0.43	1.04	0.35	0.70
Jan-21	0.001	108.72	0.012	108.72	1.42	0.04	1.38		0.39	0.99	0.33	0.66
Jan-22	0.001	108.72	0.011	108.72	1.33	0.04	1.29		0.40	0.89	0.30	0.59
Jan-23	0.001	108.72	0.011	108.72	1.25	0.04	1.21		0.37	0.85	0.28	0.56
Jan-24	0.001	108.72	0.010	108.72	1.18	0.03	1.15		0.38	0.76	0.25	0.51
Jan-25	0.001	108.72	0.010	108.72	1.12	0.03	1.09		0.35	0.74	0.25	0.49
Jan-26		108.72	0.009	108.72	0.99	0.03	0.96		0.36	0.60	0.20	0.40
Jan-27		108.72	0.009	108.72	0.94	0.03	0.92		0.33	0.59	0.20	0.39
Jan-28		108.72	0.008	108.72	0.90	0.03	0.88		0.35	0.53	0.18	0.35
Jan-29		108.72	0.008	108.72	0.87	0.03	0.84		0.32	0.53	0.18	0.35
Jan-30		108.72	0.008	108.72	0.83	0.02	0.81		0.34	0.47	0.16	0.31
Jan-31		108.72	0.007	108.72	0.78	0.02	0.75		0.30	0.45	0.15	0.30
Jan-32		108.72	0.007	108.72	0.73	0.02	0.71		0.32	0.39	0.13	0.26
Jan-33		108.72	0.006	108.72	0.69	0.02	0.67		0.29	0.38	0.13	0.25
Jan-34		108.72	0.006	108.72	0.65	0.02	0.63		0.31	0.31	0.10	0.21
Jan-35		108.72	0.006	108.72	0.60	0.02	0.58		0.28	0.30	0.10	0.20
Jan-36		108.72	0.005	108.72	0.56	0.02	0.54		0.30	0.24	0.08	0.16
Jan-37		108.72	0.005	108.72	0.51	0.02	0.50		0.27	0.23	0.08	0.15
Jan-38		108.72	0.004	108.72	0.47	0.01	0.46		0.29	0.17	0.06	0.11
Jan-39		108.72	0.004	108.72	0.42	0.01	0.41		0.26	0.16	0.05	0.10
Jan-40		108.72	0.004	108.72	0.38	0.01	0.37		0.28	0.09	0.03	0.06
Jan-41		108.72	0.003	108.72	0.34	0.01	0.33		0.25	0.08	0.03	0.05
Jan-42		108.72	0.003	108.72	0.29	0.01	0.28		0.26	0.02	0.01	0.01
Jan-43		108.72	0.003	108.72	0.29	0.01	0.28		0.24	0.04	0.01	0.03
Jan-44												
Jan-45												
Jan-46												
Jan-47												
Jan-48												
Jan-49												
Jan-50												
Totals (2012-2050):	0.020	MMBbl	0.324	MMBbl	37.44	1.10	36.34	-	11.83	24.52	8.17	16.35
Totals (>2050):	-	MMBbl	-	MMBbl	-	-	-	-	-	-	-	-

CJF/KB/EE0212611/0522
Toreador Resources Corporation

Gaffney, Cline & Associates

France
Gross Field (100%) Working Interest Cashflow Analysis
Unescalated Prices & Costs

Nominal Net Present Values as at 01-Jan-12 (US$ MM)		
Disc Rate	Pre-Tax	Post-Tax
0.0%	74.72	49.81
10.0%	23.03	15.06

Field:	Charmottes
Case:	2P

Period Beginning	Triassic		Dogger		Field	Royalty	Net	Capital	Operating	Pre Tax	Corporate	Post Tax
	Production MMbbl	Price US$/Bbl	Production MMbbl	Price US$/Bbl	Revenue US$ MM	US$ MM	Revenue US$ MM	Costs US$ MM	Costs US$ MM	NCF US$ MM	Tax US$ MM	NCF US$ MM
Jan-12	0.012	108.72	0.029	108.72	4.48	0.13	4.35		0.83	3.53	1.18	2.35
Jan-13	0.012	108.72	0.027	108.72	4.28	0.13	4.15		0.77	3.38	1.13	2.25
Jan-14	0.012	108.72	0.025	108.72	4.00	0.12	3.88	3.50	0.76	- 0.38	0.92	- 1.30
Jan-15	0.012	108.72	0.023	108.72	3.78	0.11	3.67		0.71	2.96	0.87	2.09
Jan-16	0.012	108.72	0.021	108.72	3.59	0.11	3.48		0.71	2.78	0.81	1.97
Jan-17	0.011	108.72	0.020	108.72	3.44	0.10	3.34		0.66	2.68	0.78	1.90
Jan-18	0.011	108.72	0.019	108.72	3.29	0.10	3.20		0.67	2.53	0.73	1.80
Jan-19	0.011	108.72	0.018	108.72	3.17	0.09	3.08		0.63	2.45	0.70	1.75
Jan-20	0.011	108.72	0.017	108.72	3.09	0.09	3.00		0.64	2.36	0.67	1.69
Jan-21	0.011	108.72	0.016	108.72	2.97	0.09	2.88		0.60	2.28	0.64	1.64
Jan-22	0.011	108.72	0.016	108.72	2.87	0.08	2.78		0.61	2.17	0.61	1.57
Jan-23	0.011	108.72	0.015	108.72	2.83	0.08	2.75		0.58	2.17	0.61	1.56
Jan-24	0.011	108.72	0.014	108.72	2.72	0.08	2.64		0.59	2.05	0.68	1.37
Jan-25	0.010	108.72	0.014	108.72	2.66	0.08	2.58		0.56	2.03	0.68	1.35
Jan-26	0.010	108.72	0.014	108.72	2.60	0.08	2.52		0.57	1.95	0.65	1.30
Jan-27	0.010	108.72	0.013	108.72	2.54	0.07	2.46		0.54	1.92	0.64	1.28
Jan-28	0.010	108.72	0.013	108.72	2.48	0.07	2.41		0.56	1.85	0.62	1.24
Jan-29	0.010	108.72	0.012	108.72	2.44	0.07	2.37		0.53	1.84	0.61	1.23
Jan-30	0.010	108.72	0.012	108.72	2.39	0.07	2.32		0.55	1.77	0.59	1.18
Jan-31	0.010	108.72	0.012	108.72	2.34	0.07	2.28		0.51	1.76	0.59	1.17
Jan-32	0.010	108.72	0.011	108.72	2.30	0.07	2.23		0.53	1.70	0.57	1.13
Jan-33	0.010	108.72	0.011	108.72	2.27	0.07	2.20		0.50	1.70	0.57	1.13
Jan-34	0.010	108.72	0.011	108.72	2.23	0.07	2.16		0.52	1.64	0.55	1.09
Jan-35	0.010	108.72	0.011	108.72	2.19	0.06	2.13		0.49	1.63	0.54	1.09
Jan-36	0.010	108.72	0.010	108.72	2.16	0.06	2.09		0.51	1.58	0.53	1.05
Jan-37	0.009	108.72	0.010	108.72	2.13	0.06	2.07		0.49	1.58	0.53	1.05
Jan-38	0.009	108.72	0.010	108.72	2.10	0.06	2.03		0.51	1.53	0.51	1.02
Jan-39	0.009	108.72	0.010	108.72	2.07	0.06	2.01		0.48	1.53	0.51	1.02
Jan-40	0.009	108.72	0.009	108.72	2.04	0.06	1.98		0.50	1.48	0.49	0.99
Jan-41	0.009	108.72	0.009	108.72	2.01	0.06	1.96		0.47	1.49	0.50	0.99
Jan-42	0.009	108.72	0.009	108.72	1.99	0.06	1.93		0.49	1.44	0.48	0.96
Jan-43	0.009	108.72	0.009	108.72	1.96	0.06	1.90		0.46	1.44	0.48	0.96
Jan-44	0.009	108.72	0.009	108.72	1.94	0.06	1.88		0.49	1.40	0.47	0.93
Jan-45	0.009	108.72	0.009	108.72	1.92	0.06	1.86		0.46	1.41	0.47	0.94
Jan-46	0.009	108.72	0.009	108.72	1.89	0.06	1.84		0.48	1.36	0.45	0.91
Jan-47	0.009	108.72	0.008	108.72	1.87	0.05	1.82		0.45	1.37	0.46	0.91
Jan-48	0.009	108.72	0.008	108.72	1.85	0.05	1.80		0.47	1.32	0.44	0.88
Jan-49	0.009	108.72	0.008	108.72	1.84	0.05	1.78		0.45	1.34	0.45	0.89
Jan-50	0.009	108.72	0.008	108.72	1.82	0.05	1.76		0.44	1.32	0.44	0.88
Totals (2012-2050):	0.394	MMBbl	0.531	MMBbl	100.53	2.96	97.59	3.50	21.78	72.31	24.10	48.21
Totals (>2050):	-	MMBbl	0.038	MMBbl	4.17	0.12	4.04	-	1.63	2.41	0.80	1.61

CJF/KB/EE0212611/0522 Toreador Resources Corporation Disc Rate Pre-Tax Post-Tax Field: 0.0% 90.41 60.28 Case: 10.0% 26.04 17.06 Field Royalty Net Capital Operating Pre Tax Corporate Post Tax Production Price Production Price Revenue Revenue Costs Costs NCF Tax NCF MMB US$/Bbl MMB US$/Bbl US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM Jan-12 0.012 108.72 0.030 108.72 4.60 0.13 4.47 - 0.84 3.62 1.21 2.42 Jan-13 0.012 108.72 0.029 108.72 4.48 0.13 4.35 - 0.80 3.55 1.18 2.37 Jan-14 0.012 108.72 0.027 108.72 4.25 0.12 4.13 3.50 0.80 0.17 - 0.99 1.16 - Jan-15 0.012 108.72 0.026 108.72 4.08 0.12 3.96 - 0.75 3.21 0.95 2.26 Jan-16 0.012 108.72 0.024 108.72 3.91 0.11 3.79 - 0.75 3.04 0.90 2.15 Jan-17 0.012 108.72 0.023 108.72 3.79 0.11 3.68 - 0.71 2.97 0.87 2.10 Jan-18 0.012 108.72 0.022 108.72 3.64 0.11 3.54 - 0.71 2.82 0.82 2.00 Jan-19 0.012 108.72 0.021 108.72 3.56 0.10 3.45 - 0.68 2.77 0.81 1.97 Jan-20 0.012 108.72 0.020 108.72 3.48 0.10 3.38 - 0.69 2.69 0.78 1.91 Jan-21 0.012 108.72 0.019 108.72 3.37 0.10 3.27 - 0.65 2.62 0.76 1.86 Jan-22 0.012 108.72 0.019 108.72 3.29 0.10 3.19 - 0.67 2.52 0.72 1.80 Jan-23 0.011 108.72 0.018 108.72 3.22 0.09 3.12 - 0.63 2.49 0.71 1.78 Jan-24 0.011 108.72 0.018 108.72 3.16 0.09 3.06 - 0.65 2.41 0.80 1.61 Jan-25 0.011 108.72 0.017 108.72 3.10 0.09 3.01 - 0.62 2.39 0.80 1.60 Jan-26 0.011 108.72 0.017 108.72 3.04 0.09 2.95 - 0.63 2.32 0.77 1.55 Jan-27 0.011 108.72 0.016 108.72 2.99 0.09 2.90 - 0.60 2.30 0.77 1.53 Jan-28 0.011 108.72 0.016 108.72 2.94 0.09 2.86 - 0.62 2.24 0.75 1.49 Jan-29 0.011 108.72 0.016 108.72 2.90 0.09 2.82 - 0.59 2.23 0.74 1.49 Jan-30 0.011 108.72 0.015 108.72 2.86 0.08 2.77 - 0.61 2.16 0.72 1.44 Jan-31 0.011 108.72 0.015 108.72 2.82 0.08 2.73 - 0.58 2.16 0.72 1.44 Jan-32 0.011 108.72 0.015 108.72 2.78 0.08 2.70 - 0.60 2.10 0.70 1.40 Jan-33 0.011 108.72 0.014 108.72 2.75 0.08 2.67 - 0.57 2.10 0.70 1.40 Jan-34 0.011 108.72 0.014 108.72 2.71 0.08 2.63 - 0.59 2.04 0.68 1.36 Jan-35 0.011 108.72 0.014 108.72 2.68 0.08 2.60 - 0.56 2.04 0.68 1.36 Jan-36 0.011 108.72 0.014 108.72 2.65 0.08 2.57 - 0.58 1.99 0.66 1.33 Jan-37 0.011 108.72 0.013 108.72 2.62 0.08 2.55 - 0.55 1.99 0.66 1.33 Jan-38 0.011 108.72 0.013 108.72 2.59 0.08 2.52 - 0.57 1.94 0.65 1.30 Jan-39 0.011 108.72 0.013 108.72 2.57 0.08 2.49 - 0.54 1.95 0.65 1.30 Jan-40 0.011 108.72 0.013 108.72 2.54 0.07 2.47 - 0.57 1.90 0.63 1.27 Jan-41 0.011 108.72 0.013 108.72 2.52 0.07 2.45 - 0.54 1.91 0.64 1.27 Jan-42 0.011 108.72 0.012 108.72 2.49 0.07 2.42 - 0.56 1.86 0.62 1.24 Jan-43 0.010 108.72 0.012 108.72 2.47 0.07 2.40 - 0.53 1.87 0.62 1.24 Jan-44 0.010 108.72 0.012 108.72 2.45 0.07 2.38 - 0.55 1.82 0.61 1.22 Jan-45 0.010 108.72 0.012 108.72 2.43 0.07 2.36 - 0.53 1.83 0.61 1.22 Jan-46 0.010 108.72 0.012 108.72 2.41 0.07 2.34 - 0.55 1.79 0.60 1.19 Jan-47 0.010 108.72 0.012 108.72 2.39 0.07 2.32 - 0.52 1.80 0.60 1.20 Jan-48 0.010 108.72 0.011 108.72 2.37 0.07 2.30 - 0.54 1.76 0.59 1.17 Jan-49 0.010 108.72 0.011 108.72 2.35 0.07 2.29 - 0.52 1.77 0.59 1.18 Jan-50 0.010 108.72 0.011 108.72 2.33 0.07 2.27 - 0.54 1.73 0.58 1.15 Totals (2012-2050): 0.433 MMBbl 0.649 MMBbl 117.60 3.45 114.15 3.50 24.09 86.55 28.85 57.71 Totals (>2050): - MMBbl 0.054 MMBbl 5.90 0.17 5.72 - 1.87 3.86 1.29 2.57 Nominal Net Present Values as at 01-Jan-12 (US$ MM) 3P Charmottes Gross Field (100%) Working Interest Cashflow Analysis France Unescalated Prices & Costs Period Beginning Triassic Dogger